November 20, 2003

Securities and Exchange Commission
40 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

Northeast Investors Trust

We have read the disclosures contained in Sub-Item 77-K of the Form N-SAR for Northeast Investors Trust for the six months ended September 30, 2003, and we are in agreement with the statements concerning our firm contained therein.

Yours very truly,



PricewaterhouseCoopers LLP